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| FORM 3 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                      WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Leon, Jr.                     L.                           Gilbert
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        (Last)                      (First)                        (Middle)

                             24015 Garnier Street
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                                   (Street)

      Torrance,                       CA                              90505
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                4/30/99
                                                                  --------------

3.  I.R.S. or Social Security Number of Reporting Person
    (Voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol     HELISYS, INC. (HELI)
                                             -----------------------------------

5.  Relationship to Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                 Vice President of Finance and Administration
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)


    X  Form filed by One Reporting Person
   ---
       Form filed by More than One Reporting Person
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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

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FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative         2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)            cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                   Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                   Date                                                 Price           Security:      Ownership
                                   (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                   Year)                                                Derivative      or In-
                                ----------------------------------------------------     Security        direct (I)
                                 Date      Expira-                        Amount or                      (Instr. 5)
                                 Exer-     tion            Title          Number of
                                 cisable   Date                           Shares
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
Options to purchase Common Stock   (1)    4/30/09         COMMON STOCK      15,000           $0.09            D
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Explanation of Responses:

(1) On or after April 30, 2000, 3,750 of these options will vest, with the remaining 11,250 vesting equally over the next three years.

**  Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

                              /s/ GAYLE DAVIS                                             June 1, 1999
                              ----------------------------------------------------        ------------
                              Gayle Davis as Attorney-in-Fact for Reporting Person                Date
